Exhibit 10.23

DESCRIPTION OF MANAGEMENT INCENTIVE PLAN

FOR EXECUTIVE OFFICERS

The goal of the Management Incentive Plan (“MIP”) is to drive performance by the Company’s management. The MIP provides an opportunity to earn a bonus (expressed as a percentage of base salary) based on performance of up to 200% of base salary. Individual awards under the MIP shall be made in the discretion of the Board of Directors.

Financial Metrics

The Board will establish threshold, target and maximum goals (with a payout percentage assigned to each with maximum payout not to exceed 200%) for the following financial metrics on an annual basis, weighted as follows, in each case unless otherwise determined by the Board.

Performance Metrics	Weight
Adjusted Gross Profit (Gross Profit plus depreciation expense included in COGS)	33%
Adjusted EBITDA (EBITDA as adjusted for management fees, non-recurring or unusual items and such other items as determined by the Board of Directors considers appropriate)	34%
Ending Liquidity (excess revolver availability plus cash and cash equivalents)	33%

In calculating the payout under an award, the overall payout percentage (expressed as a percent of base salary) shall equal the sum of the payout percentages for each financial metric weighted as set forth above.

Non-Financial Goals

In addition to the financial metrics defined below, the Board of Directors will consider in its determination the Company’s performance on several non-financial goals including goals relating to the following: (i) the Company’s OSHA incident rate; (ii) whether there are any significant DOT or fleet issues, (iii) whether the Company’s On-Time In-Full customer service measurement meets established goals and (iv) any associate’s individual leadership and performance rating.

The Board of Directors reserves the right to make adjustments to final MIP payments based on other factors it deems in the Company’s best interests. The Board of Directors reserves the right to make adjustments to financial goals to account for items not contemplated at the time the goals were established.